Exhibit 14.1

BULLFROG AI HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Introduction.

The Board of Directors of Bullfrog AI Holdings, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) in order to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
●	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
●	promote compliance with applicable governmental laws, rules and regulations;
●	promote the protection of Company assets, including corporate opportunities and confidential information;
●	promote fair dealing practices;
●	deter wrongdoing; and
●	ensure accountability for adherence to the Code.

No written code can possibly anticipate and address all potential situations one may face in the course of business. This Code therefore should be used as a guideline rather than as a checklist when performing your job or acting on behalf of the Company. When the law or this Code is not specific on a particular issue, the Company expects each employee to use common sense and good judgment in effecting the spirit of the law and this Code.

All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 17, Reporting and Investigation of Violations. The Company also expects consultants, business partners and anyone who works on the Company’s behalf to share the Company’s commitment to the principles articulated in this Code when providing goods and services to, or working with, the Company or acting on its behalf.

2.	Honest and Ethical Conduct.

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.	Conflicts of Interest.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits (e.g., bribes or other inducements) as a result of his or her position in the Company. These could include direct payments or gifts, payments or other compensation for favorable purchasing, employment or other decisions, outside employment or interests in a competitor, vendor or customer or the like.

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Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described herein.

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor, the Chief Executive Officer or Chief Financial Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer or Chief Financial Officer with a written description of the activity and seeking the Chief Executive Officer or Chief Financial Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer or Chief Financial Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4.	Compliance.

Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Executive Officer or General Counsel, if there is one.

No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. Information is “material” if a reasonable investor would consider it important in deciding whether to buy or sell a company’s securities. Examples of material information may include: mergers and acquisitions, other significant transactions, financial performance, changes in executive management, and cybersecurity incidents. Information is “non-public” if it has not been broadly communicated to the investing public. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

●	obtain profit for himself or herself; or
●	directly or indirectly “tip” others who might make an investment decision on the basis of that information.

Your responsibilities, including restrictions on trading in the Company’s securities, are described in more detail in the Company’s Insider Trading Policy.

5.	Disclosure.

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

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The integrity of the Company’s financial transactions and records is critical to the operation of our business and is a key factor in maintaining the confidence and trust of our employees, security holders, and other stakeholders. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in the Company’s disclosure process must:

●	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting;

●	should seek to ensure that the internal controls and procedures in your business area are in place, understood, and followed; and

●	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Even if a director or officer is not directly involved in financial reporting or accounting, he or she is likely involved with financial records or reports of some kind — time sheet, invoice, or expense reports. In addition, most employees have involvement with product, marketing, or activities that can affect our reported financial condition or results. Therefore, the Company expects employees, regardless of whether they are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which they deal is accurate, complete, and reliable.

6.	Investor Relations, Media and Public Inquiries.

Dissemination of accurate and consistent information about the Company is important to the overall commitment of the Company to be forthright and honest in its disclosures to the public. The Company has designated specific Company personnel to address public inquiries received from the media, investors, analysts and the general public. All such inquiries should be directed to the Chief Financial Officer.

7.	Protection and Proper Use of Company Assets.

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

8.	Corporate Opportunities.

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

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9.	Competition and Fair Dealing.

The Company believes in promoting competitive advantage through superior performance and service, rather than through unethical or illegal business practices. All directors, officers and employees are expected to endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No person representing the Company should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practices.

10.	Privacy.

The Company is committed to protecting the confidential, proprietary, and private information of its employees, customers, partners, and others with whom the Company does business, including the financial and operational information of its customers submitted in connection with use of the Company’s services. The Company respects and safeguards the private information and intellectual property entrusted to it by its employees, customers, and third parties, using it only for legitimate business purposes and in accordance with all applicable laws and governing contracts.

11.	Participation in the Political Process.

The Company encourages its employees to actively participate in the political process. However, you may not engage in any political activities during Company time or use Company resources in furtherance of any political activity, without the approval of senior management. When expressing an individual political viewpoint or making a political contribution, you must make it very clear that you do not represent the Company, you are not acting on behalf of the Company, and you should not identify your relationship with the Company unless expressly directed and authorized by senior management to do so.

12.	Workplace Safety.

The Company is committed to providing a safe work environment for everyone, including employees, customers and visitors. You are required to practice safe work habits and follow all applicable safety, security and health rules and practices. Do your part by identifying, reporting and escalating safety issues that you learn of or suspect so that we can strengthen our approach to workplace safety.

13.	Discrimination and Harassment.

The Company values the diversity of its employees and partners. Harassment or discrimination by any employee, director, or consultant based on race, color, creed, gender, sexual orientation, gender identity, religion, national origin, disability, familial status, or any other protected status is strictly prohibited.

14.	Human Trafficking and Forced Labor.

The Company has zero tolerance for forced labor, human trafficking, and slavery. Employees, directors, and consultants are required to comply with applicable laws concerning equal opportunities, child labor, forced labor, human trafficking, working hours, freedom of association, and fair wages. Employees, directors, and consultants are prohibited from engaging in human trafficking and slavery and from using forced labor.

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15.	Health and Safety.

The Company’s expectation is that no person and no property is injured in the workplace. This means that everyone must constantly strive to achieve zero injuries and work-related illnesses. To prevent workplace injury and illness, everyone must:

●	Follow all applicable safety laws and regulations.
●	Comply with Company policies and the safety procedures in the Company’s local facilities.
●	Conduct themselves in a safe manner.
●	Take all reasonable precautions when handling toxic or other unsafe materials, as well as when operating machinery and equipment.

16.	Confidentiality.

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

17.	Reporting and Investigation of Violations.

Actions prohibited by this Code involving directors or executive officers must be reported to the Board of Directors.

Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor, the Chief Executive Officer or the Chief Financial Officer.

After receiving a report of an alleged prohibited action, the Board of Directors, the relevant supervisor, the Chief Executive Officer or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

All reports may be made confidentiality and anonymously.

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

18.	Enforcement.

The Company must ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor, the Chief Executive Officer or the Chief Financial Officer determines that a violation of this Code has occurred, the relevant supervisor, the Chief Executive Officer or the Chief Financial Officer will report such determination to the Board of Directors.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel, if there is one, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

19.	Waivers.

The Board of Directors (in the case of a violation by a director or executive officer) and the Chief Executive Officer of the General Counsel if there is one, (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.

20.	Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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